Cullen Funds Trust 485BPOS

Exhibit 99.(j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Cullen Funds Trust of our report dated August 25, 2025, relating to the financial statements and financial highlights of Cullen International High Dividend Fund, Cullen High Dividend Equity Fund, Cullen Small Cap Value Fund, Cullen Value Fund, Cullen Emerging Markets High Dividend Fund and Cullen Enhanced Equity Income Fund, which appears in Cullen Funds Trust’s Certified Shareholder Report on Form N-CSR for the year ended June 30, 2025.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

October 28, 2026